Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

STEMLINE THERAPEUTICS, INC.

Stemline Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

Pursuant to Sections 141(f) and 242 of the DGCL, the Board of Directors of the Corporation (the “Board”), pursuant to a unanimous written consent of the Board dated March 2, 2012, duly adopted resolutions approving an amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation and declared said amendment to be advisable.  The stockholders of the Corporation duly approved said amendment by written consent in accordance with Sections 228 and 242 of the DGCL.  The resolutions provide that the Second Amended and Restated Certificate of Incorporation of the Corporation filed on March 16, 2010 be amended as follows:

Striking out the first paragraph of Article Fourth and substituting in lieu of said paragraph of Article Fourth the following new paragraph:

FOURTH.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 3,515,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”) and (ii) 100,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

*****

IN WITNESS WHEREOF, this Certificate of Amendment has been signed by the President of the Corporation this 15th day of March 2012.

STEMLINE THERAPEUTICS, INC.

By:	/s/ Ivan Bergstein
	Name:	Ivan Bergstein, M.D.
	Title:	Chairman, President and CEO